Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 5, 2002 accompanying the consolidated financial statements of Cross Media Marketing Corporation and subsidiaries appearing in the 2001 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-KSB for the year ended December 31, 2001 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP

New York, New York
April 5, 2002